Exhibit 21

STELLENT, INC.

SUBSIDIARIES

	Jurisdiction	Ownership
Subsidiary	of Incorporation	Percentage
Stellent AB	Sweden	100%
Stellent A’Asia Pty. Limited	Australia	100%
Stellent Australia Pty. Limited	Australia	100%
Stellent BV	Netherlands	100%
Stellent Holding BV Company	Netherlands	100%
Stellent Chicago, Inc	Illinois	100%
Stellent Chicago Sales, Inc	Minnesota	100%
Stellent Colorado Springs, Inc.	Delaware	100%
Stellent GmbH	Germany	100%
Stellent Japan K.K.	Japan	100%
Stellent Korea	Korea	100%
Stellent Limited	United Kingdom	100%
Stellent Mexico	Mexico	100%
Stellent Sales, Inc.	Minnesota	100%
Stellent SARL	France	100%
Stellent Iberica SL	Spain	100%
Stellent Software Limited	United Kingdom	100%
Stellent SRL	Italy	99%
IntranetSolutions Int’l Limited	United Kingdom	100%
Optika Imaging Systems Europe Ltd	United Kingdom	100%
Optika Imaging Systems Ltd	United Kingdom	100%
TEAMwork Technologies	Massachusetts	100%
Optika Asia Inc.	Delaware	100%
Optika Imaging Systems GmbH	Germany	100%
Optika Information Systems Ltda	Brazil	100%
Optika Technologies Inc.	Delaware	100%